UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 7, 2005

Stonepath Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16105	65-0867684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

World Trade Center 2200 Alaskan Way, Suite 200 Seattle, Washington		98121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (206) 336-5400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On October 7, 2005, Stonepath Group, Inc. (the “Company”) increased the compensation for the members of the committees of its Board of Directors. The cash fee payable to the chairperson of each committee was increased from $3,750 to $5,750 per calendar quarter and a new fee of $1,000 per calendar quarter for each other committee member was instituted. In addition, options to purchase 30,000 shares of the Company’s Common Stock were awarded to the chairperson of each committee and options to purchase 20,000 shares of the Company’s Common Stock were awarded to each other committee member. The options were issued under the Company’s Amended and Restated 2000 Stock Incentive Plan (the “Plan”), are exercisable for a period of ten years, subject to earlier termination under the circumstances set forth in the Plan, at a purchase price of $0.91 per share, and vested immediately.

Item 3.02               Unregistered Sales of Equity Securities.

On October 7, 2005, the Company awarded options to purchase 300,000 shares of the Company’s Common Stock to each of Dennis L. Pelino, its Chairman, Jason F. Totah, its Chief Executive Officer, and Robert Arovas, its President. The options are exercisable for a period of ten years, subject to earlier termination under the circumstances set forth in the Plan, at a purchase price of $0.91 per share. One half of the options awarded to each of these officers vested immediately, with the remainder vesting in equal amounts on each of the first three anniversaries of the award date. While these options were awarded under the Plan, they were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, pursuant to Section 4(2) thereunder.

The options were awarded in conjunction with an award of options to purchase 635,000 shares of the Company’s Common Stock to the Company’s other employees and members of the committees of the Company’s Board of Directors pursuant to the Plan and covered by the Company’s Registration Statement on Form S-8 (No. 333-113052).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STONEPATH GROUP, INC.

Date: October 14, 2005	By:	/s/ Robert Christensen
Robert Christensen,
Chief Accounting Officer